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                                   EXHIBIT 99

Contact:         INVESTORS
                 Patrick A. Kelly
                 United Community Financial Corp.
                 (330) 742-0592

                 MEDIA                                       MEDIA
                 Susan E. Stricklin                          James King
                 United Community Financial Corp.            Edward Howard & Co.
                 (330) 742-0638                              (216) 781-2400


                              FOR IMMEDIATE RELEASE

                     UNITED COMMUNITY COMPLETES ACQUISITION
                           OF INDUSTRIAL BANCORP, INC.

         BRANCHES TO BECOME NORTHWEST DIVISION OF HOME SAVINGS AND LOAN
         --------------------------------------------------------------

YOUNGSTOWN, Ohio (July 2, 2001) - United Community Financial Corp. (Nasdaq:
UCFC), holding company of The Home Savings and Loan Company and Butler Wick Corp., announced today it completed its acquisition of Bellevue-based Industrial Bancorp, Inc. on July 1, 2001.

"This acquisition is a significant step in implementing our strategic plan to grow our company through product and geographic expansion," said Douglas M. McKay, chairman and president of United Community. "It further strengthens United Community's ability to maximize growth opportunities in new markets."

Industrial Savings and Loan, the sole subsidiary of Industrial Bancorp, Inc., has 12 branches located in Ashland, Bellevue, Clyde, Fremont, Findlay, Lexington, Norwalk, Sandusky, Tiffin and Willard. These branches will now operate as the northwest division under the Home Savings name. David Windau, the former president and chief executive officer of Industrial, will lead the northwest division and report to David G. Lodge, president and chief operating officer of Home Savings.

Home Savings is a community bank with a long-standing tradition of meeting and exceeding the expectations and financial needs of customers within each local community served. "Customers of Industrial can still count on the same friendly faces, branch locations and quality service they have come to know," said Lodge. "One of the most attractive aspects of this acquisition was the ability to retain 100 percent of the employee base."

Customers in the northwest division can expect to see an expanded array of financial products and services from Home Savings, including new deposit, lending and business



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programs. Later this year, when the computer systems of the two organizations are integrated, 24-hour online and telephone banking will also be made available in these areas. At the same time, branch signage will reflect the name change.

United Community Financial Corp. is an Ohio-based unitary thrift holding company. Its subsidiaries include The Home Savings and Loan Company and Butler Wick Corp. Home Savings has 29 full-service branches and four loan production offices located throughout Northeastern Ohio, while Butler Wick has 11 offices located throughout Northeastern Ohio and Western Pennsylvania. Additional information on United Community may be found on its web site: www.ucfconline.com.

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements related to the name change to Home Savings and the integration of computer systems are forward-looking in nature. These statements are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.